WAY COOL IMPORTS, INC.

STOCK OPTION AWARD AGREEMENT

__________ ___, ____

Dear ___________:

This Stock Option Award Agreement (“Award Agreement”) sets forth the terms of the Stock Option Award made to you by the Compensation Committee of the Board of Directors of Way Cool Imports, Inc., a Nevada corporation (the “Company”), under the 2014 Equity Incentive Plan (as amended from time to time, the “Plan”). All defined terms used in this Award Agreement without definition have the meanings set forth in the Plan. Unless varied in this Award Agreement, the terms applicable to Options set forth in the Plan shall apply to this Option.

Awarded To:

Grant Date:

Vesting Commencement Date:

Participant Status:	[employee] [non-employee director]

Exercise Price:	$

Number of Shares subject to Award:

Type of Stock Option:	[Incentive Stock Option] [Non-qualified Stock Option]

Vesting Schedule:

Term of Stock Option Award:

Rights as Stockholder:	The shares of Common Stock underlying this Award are not issued and outstanding, and, therefore, you have no right to vote the shares awarded, or to receive dividends, if any, approved from time to time by the Board, until this Award is exercised by you.

Additional Provisions applicable to Award:

Change of Control Causes Accelerated Vesting. [Pursuant to Section 11.1 of the Plan, all awards under this Award Agreement shall become fully vested upon a Change of Control (as defined in the Plan). –OR– Pursuant to Section 11.1 of the Plan, all awards under this Award Agreement shall become fully vested upon the occurrence of your involuntary termination of employment by the Company and all Subsidiaries without Cause during the 12-month period following a Change of Control (as each is defined in the Plan).]

You understand and agree that the Option represented by this Award Agreement is subject to and in accordance with the terms of the Plan and you agree to be bound by the terms of the Plan. In the event a conflict between this Award Agreement and the terms of the Plan, the terms of the Plan shall prevail. You hereby acknowledge receipt of a copy of the Plan. [As a condition precedent to the accrual of your rights under the Plan and the Option represented by this Award Agreement, you shall execute and deliver to the Company the Proprietary Information and Assignment Agreement in the form attached hereto as Exhibit A. You acknowledge and agree that your receipt of the rights under the Plan and the Option represented by this Award Agreement constitute good and valuable consideration for your execution and delivery of such Proprietary Information and Assignment Agreement.]

This Award Agreement is issued by the Company, acting through the Compensation Committee of the Board of Directors of the Company as of the Grant Date set forth above.

Way Cool Imports, Inc.

By:
Name:
Title:

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